STOCK PURCHASE AGREEMENT
                            ------------------------


Agreement made as of the _______day of February, 1996 by and between Performance Industries, Inc., an Ohio corporation having an address at 2425 East Camelback Road, Suite 620, Phoenix, Arizona 85016 (hereinafter referred to as "Seller"), and Markwood LLC, a New York limited liability company, with an address at 35 Engel Street, Hicksville, New York 11801 or its assignee (hereinafter referred to as "Purchaser").


                              W I T N E S S E T H:
                              - - - - - - - - - -


Whereas, Seller is the owner of six hundred twenty four (624) shares of common stock, one peso par value, of Fabricaciones Metalicas Mexicanas, S.A., a corporation formed under the laws of Mexico (the "Corporation"), represented by stock certificate number 1, constituting ninety-nine and 84/100 (99.84%) percent of all of the issued and outstanding capital stock of the Corporation;

Whereas, Joe Hrudka ("Hrudka") is the owner of one (1) share of common stock, 1 peso par value, of the Corporation (the "Hrudka Stock"), represented by stock certificate number 6, constituting sixteen one hundredths (.16%) percent of all of the issued and outstanding capital stock of the Corporation, which stock is owned beneficially by Seller (the shares of common stock of the Corporation owned by Performance and Hrudka are hereinafter collectively referred to as the "Shares");

Whereas, the Corporation is the owner of certain tangible, intangible, real and personal property, including, without limitation, that certain improved industrial real property situated in the City of Mexicali, Baja, California, at Calle Villa Hermosa, #1300 y Avenida Navolato, Colonia, Guajardo, and the fixtures, equipment and machinery used in connection with the operation thereof; and

Whereas, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Shares, subject to and in accordance with the terms and conditions hereinafter set forth.

Now, therefore, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
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1.       PURCHASE AND SALE OF SHARES
         ---------------------------

(a) Purchase and Sale of Shares. Subject to the terms and conditions contained in this Agreement and effective at the Closing (as hereinafter defined), Seller hereby agrees to sell, assign, transfer, convey and deliver to Purchaser all of Seller's right, title and interest in and to the Shares and, on the basis of the representations, warranties and covenants of Seller herein contained, Purchaser hereby agrees to purchase, acquire and accept the Shares from Seller.

(b) Purchase Price. The total purchase price for the Shares shall be an amount equal to the difference between (a) Three Million (US$3,000,000.00) Dollars and
(b) the outstanding principal balance of that certain indebtedness owed by the Corporation to Seller, together with interest accrued thereon (the
"Indebtedness"), determined and confirmed as of the day of Closing. The Indebtedness is evidenced by that certain promissory note, dated ____________________, given by the Corporation, as maker and obligor, to Seller, as payee and obligee, in the outstanding principal amount of US$2.1 million (the "Note") (hereinafter referred to as the "Purchase Price"), as same may be adjusted as set forth below. The Purchase Price shall be payable as follows: (i) the sum of One Hundred Thousand (US$100,000.00) Dollars (the "Deposit") on the signing of this Agreement by check subject to collection or by wire transfer of funds, the receipt of which is hereby acknowledged; and (ii) at the consummation of the Closing in accordance with all of the terms and conditions herein, the balance of the Purchase Price by good certified check, bank check or by wire transfer of funds. The Deposit shall be delivered to Mandel and Resnik, P.C., as escrow agent (the "Escrow Agent"), to be held in escrow in a federally insured interest bearing account in accordance with an escrow agreement in the form of Exhibit "A" annexed hereto and made a part hereof.

(c) Closing. Subject to the provisions hereinafter set forth, the closing ("Closing") of the transaction contemplated by this Agreement shall take place at the offices of Seller or such other location agreed upon by the parties hereto, commencing at 10:00 a.m. on May 15, 1996 (the "Closing Date"), subject to the satisfaction or waiver of all conditions precedent to the obligations of the parties to consummate the Closing. At the Closing, Seller and Purchaser shall each deliver to the other all of the documentation required to be delivered by such party as set forth in Article 6 below. Notwithstanding anything to the contrary herein contained, if (a) Seller shall have satisfied all of the conditions precedent to Closing required to be satisfied by Seller on or before the Closing Date and is ready, willing and able to consummate the transaction contemplated hereby in accordance with all of the terms and conditions herein set forth and (b) Purchaser shall elect for any reason not to close on such
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date,  then  Purchaser  shall be  entitled to adjourn the Closing up to June 15,
1996. In such event, Purchaser shall pay to Seller the sum of Two Hundred (US$200.00) Dollars per day (the "Extension Fee") for each day beyond the Closing Date that Purchaser postpones the Closing. At any time after the Closing Date up to and including June 15, 1996, Purchaser shall have the right to either consummate the transaction subject to and in accordance with the terms and conditions hereof or to terminate this Agreement, in which event Seller shall forthwith return to Purchaser the Deposit, plus accrued interest thereon, less the Extension Fee due from Purchaser to Seller pursuant to the provisions of this subparagraph, and upon such refund being made, this Agreement shall terminate, be null and void and of no further force or effect and neither party shall have any further obligations or liabilities hereunder. Notwithstanding anything to the contrary herein contained, if (a) Seller shall have satisfied all of the conditions precedent to Closing required to be satisfied by Seller on or before June 15, 1996 and is ready, willing and able to consummate the transaction contemplated hereby in accordance with all of the terms and conditions herein set forth, (b) Purchaser has elected to adjourn the Closing up to June 15, 1996 as provided above and (c) Purchaser shall elect for any reason not to close on or before June 15, 1996, then Purchaser shall be entitled to adjourn the Closing up to August 31, 1996 (the "Extended Closing Date"). At any time after June 15, 1996 up to and including the Extended Closing Date, Purchaser shall have the right to either consummate the transaction subject to and in accordance with the terms and conditions hereof or to terminate this Agreement, in which event Seller may retain the Deposit and the Deposit shall be deemed liquidated damages and this Agreement shall terminate, be null and void and of no further force or effect and neither party shall have any further obligations or liabilities hereunder.

(d) Closing Adjustments. Purchaser shall be charged at the Closing with the following items, adjusted as of midnight of the day immediately preceding the
Closing: prepaid real estate taxes apportioned on the basis of the real estate tax year; prepaid water and sewer rents apportioned on the basis of the applicable payment period; the reasonable value of fuel on hand; and the pro-rated value of all existing policies of insurance. Purchaser shall likewise be credited at the Closing with the following items: (i) accrued real estate taxes apportioned on the basis of the real estate tax year; (ii) accrued real estate assessments; (iii) charges accrued for electricity, sewer, water, steam and gas; (iv) prepaid rents covering any period from and after the Closing (it being understood and agreed that for purposes hereof, "prepaid rents" shall not be deemed to include the amount of free rent to which American Tissue Corporation is entitled under its lease with the Corporation of a portion of the real property owned by the Corporation); (v) an amount equal to the deposits made by tenants under leases; (vi) an amount equal to all items
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carried by the Corporation,  or which should be carried, for rent refunds; (vii)
accounts payable; (viii) an amount equal to the sum of all unpaid Taxes (as hereinafter defined) (other than real estate taxes) of the Corporation for any fiscal year up to and including its fiscal year ended December 31, 1995, together with the amount of Taxes, if any, accrued for the elapsed part of the fiscal year of the Corporation commencing January 1, 1996, and ending at Closing. Such apportionment, however, shall not be deemed conclusive upon Purchaser or prejudice any of Purchaser's rights or claims in respect of the Corporation's unpaid Taxes or liabilities, if any; (ix) an amount equal to the sum of operating expenses and insurance, unpaid and accrued as of the Closing, exclusive of water charges, if any, payable by tenants. The term "operating expenses" shall be deemed to include (but not be limited to) employee's salaries and wages and apportioned vacation pay; and (x) an amount equal to the total of all transfer taxes payable in connection with the transfer of the Shares by Seller to Purchaser and such amount shall be applied to the payment of the transfer taxes.

(e) Purchase and Sale of Note. Subject to the terms and conditions contained in this Agreement and effective at the Closing, Seller hereby agrees to sell, assign, transfer, convey and deliver to Purchaser all of Seller's right, title and interest, as payee and obligee, in and to the Note, and, on the basis of the representations, warranties and covenants of Seller herein contained, Purchaser hereby agrees to purchase, acquire and accept the Note from Seller. The total purchase price for the Note shall be the outstanding amount of the Indebtedness as of the day of Closing (the "Note Price"). The Note Price shall be payable at the consummation of the Closing in accordance with all of the terms and conditions herein by good certified check, bank check or wire transfer of funds. At the Closing, Seller shall deliver to Purchaser all of the documentation relating to the Note required to be delivered as set forth in Article 6 below.

2.       REPRESENTATIONS AND WARRANTIES OF SELLER AND HRUDKA
         ---------------------------------------------------

As a material inducement to Purchaser to execute and deliver this Agreement, and to purchase and pay for the Shares and the Note, Seller and Hrudka each hereby represent, warrant and, where applicable, covenant as set forth below. Each of the representations and warranties contained herein are true, accurate and complete as of the date of this Agreement and shall be true, accurate and complete as of the Closing as though made as of such date and as though the date of the Closing were substituted for the date of this Agreement:

         (i) Organization and Authorization of Seller. Seller is duly organized,
         validly   existing  and  in  good  standing   under  the  laws  of  the
         jurisdiction of its incorporation and has
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         full  corporate  power and  authority to execute this  Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding agreement of Seller enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by application of equitable principles. Seller need not give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transaction contemplated hereby.

         (ii) Shares. With the exception only of the Hrudka Stock, Seller holds of record and owns beneficially all of the Shares. The Shares are owned by Seller and Hrudka free and clear of any and all restrictions on transfer, taxes, mortgages, deeds of trust, pledges, liens, security interests, purchase rights, contracts, commitments, equities, violations, adverse claims, beneficial interests, assessments and/or other charges or encumbrances of any nature whatsoever (collectively "Charges"). The Shares are not subject to any voting trusts, options, warrants, other agreements or restrictions with respect to transferability, except those restrictions as may be imposed by law upon unregistered shares of stock of privately held corporations. There are no agreements or understandings, written or oral, to which Seller or Hrudka is a party relating to the acquisition, disposition or voting of the Shares or otherwise affecting the Shares. Seller has the full right and power to sell and transfer the Shares to Purchaser under and pursuant to the terms and conditions of this Agreement. The transfer of the Shares to Purchaser hereunder will convey and transfer to Purchaser good, marketable, indefeasible and valid title to the Shares, free and clear of any and all Charges. The Shares constitute all of the issued and outstanding shares of capital stock, securities or other property interests of any kind or nature owned beneficially or of record by Seller and Hrudka, or any person or entity related to Seller or Hrudka, including, without limitation, any member of Hrudka's family, in or relating to the Corporation. From and after the Closing, the Seller, Hrudka and any related party shall have no further interest of any nature whatsoever in the Corporation or its businesses, assets or operations.

         (iii) Note. Seller is the sole owner and holder of Seller's interest, as payee and obligee, in and to the Note. The Note is owned by Seller free and clear of any and all Charges, including, without limitation, collateral or other assignments or security arrangements in respect of Seller's interest therein. The Note is fully negotiable and Seller
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
         has the full right and power to sell, assign and transfer Seller's interest in and to the Note to Purchaser under and pursuant to the terms and conditions of this Agreement. The Indebtedness is currently in the outstanding principal amount of US$2.1 million, together with interest thereon at the annual rate of ___________ ( %) percent; the Indebtedness is payable in equal monthly installments of interest only and matures on _________________, 19___. The Note constitutes the legal, valid and binding indebtedness of the Corporation owed to Seller, enforceable and due and payable in accordance with its terms. There exists no offsets, defenses or counterclaims of any nature whatsoever to the liability of the Corporation for the Indebtedness. The interest rate payable under the Note is not in excess of the maximum interest rate which the Corporation is permitted by law to contract or agree to pay, nor could such rate subject the holder of the Note to either civil or criminal liability as a result of such rate being in excess of the maximum legal interest rate under applicable usury laws or otherwise. The Corporation is not in breach or default under the Note, all sums due and owing thereunder have been fully paid and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default.

         (iv) Noncontravention by Seller. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Seller is subject, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require notice under, any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which Seller is bound or to which any of Seller's assets is subject, or (c) violate any provision of the charter, certificate of incorporation or by-laws of Seller.

         (v) Organization, Qualification and Corporate Power of the Corporation. The Corporation (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) is duly authorized to conduct business and is in
         good  standing  under  the  laws  of  each   jurisdiction   where  such
         qualification is required, and there are no actions or proceedings pending or threatened to dissolve the Corporation or to declare any or all of its corporate rights, powers, franchises or privileges null and void, (c) has full corporate power and authority and all licenses, permits and authorizations
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         necessary  to carry on the  businesses  in which it is engaged,  as now being conducted, and to own and use the properties owned and used by it, (d) is solvent and not in the hands of a receiver, nor is any application for receivership pending, and (e) does not contemplate insolvency and no proceedings are pending by or against it in bankruptcy or reorganization in any court, nor has it filed any petition in bankruptcy. Seller has delivered to Purchaser correct and complete copies of the charter, notarial deed and other organizational documents of the Corporation (as amended to date). The organizational documents have never been amended and, to the best of Seller's knowledge, no proceeding has been instituted or authorized for the purpose of any such amendment. The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books and the stock record books of the Corporation are correct and complete. To the best of Seller's knowledge, there are no minutes other than those contained in the minute book and such books fully, correctly and fairly reflect the Corporation's affairs. To the best of Seller's knowledge, there have been no meetings of directors or shareholders except as reflected in the minute book of the Corporation. The Corporation is not in default under or in violation of any provision of its charter,
         certificate   of   incorporation,   by-laws  or  other   organizational
         documents.

         (vi) Capitalization. The entire authorized capital stock of the Corporation consists of 625 common shares, one peso par value all of are issued and outstanding. The Shares have been duly authorized, are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, equity securities of any class or kind, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Corporation to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Corporation.

         (vii)  Noncontravention  by the Corporation.  Neither the execution and
         the  delivery  of  this   Agreement,   nor  the   consummation  of  the
         transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Corporation is subject or any provision of the charter, certificate of incorporation, by-laws or other organizational documents of the Corporation, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right
                                        7
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         to  accelerate,  terminate,  modify,  or cancel,  or require any notice under, any agreement, contract, lease, license, instrument or other arrangement to which the Corporation is a party or by which it is bound or to which any of its assets is subject, or (c) result in the imposition of any security interest, Charge or encumbrance upon any of its assets. The Corporation is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order for Seller and Purchaser to consummate the transactions contemplated by this Agreement.

         (viii) Broker's Fees. The Corporation has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated.

         (ix) Title to Assets. The Corporation has good, marketable and indefeasible title to all properties and assets owned or used by it, located on its premises and shown on the balance sheet of the Most Recent Financial Statements (as hereinafter defined) or acquired after the date thereof, free and clear of all Charges except as may be set forth on the disclosure schedule annexed hereto and made a part hereof as Schedule "A" (the "Disclosure Schedule"). Seller acknowledges that for purposes of this Agreement and the representations and warranties set forth herein, nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

         (x) Subsidiaries. The Corporation does not own a majority of the common stock or have the power to vote or direct the voting of sufficient securities to elect a majority of the directors of any entity and otherwise has no subsidiaries.

         (xi) Financial Statements. Annexed hereto and made a part hereof as Exhibit "B" are the following financial statements (collectively, the "Financial Statements") (i) audited and unaudited balance sheets and statements of income, changes in stockholders' equity and cash flow as of and for the
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         fiscal years ended December 31, 1992,  December 31, 1993,  December 31,
         1994, and December 31, 1995 (the "Most Recent Fiscal Year End") for the Corporation; and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity and cash flow (the "Most Recent Financial Statements") as of and for the month ended January 31, 1996 (the "Most Recent Fiscal Month End") for the Corporation. The Financial Statements (including the notes thereto) (a) have been prepared in accordance with the applicable standard of GAAP applied on a consistent basis throughout the periods covered thereby, (b) present completely, fairly and accurately the financial condition of the Corporation as of such dates and the results of operations of the Corporation for such periods, including all of the Corporation's assets and liabilities of every kind and nature, whether accrued, absolute, contingent or otherwise, (c) are correct and complete, and (d) are consistent with the books and records of the Corporation (which books and records are correct and complete).

         (xii) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any adverse change in the business, financial condition, operations, results of operations or future prospects of the Corporation. Without limiting the generality of the foregoing, since that date: (a) the Corporation has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business; (b) the Corporation has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) either involving more than Ten Thousand (US$10,000.00) Dollars or outside the ordinary course of business; (c) no party (including the Corporation) has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than Five Thousand (US$5,000.00) Dollars, to which the Corporation is a party or by which it is bound; (d) the Corporation has not imposed any security interest, charge, restriction or encumbrance or other Charge upon any of its assets, tangible or intangible; (e) the Corporation has not made any capital expenditure (or series of related capital expenditures) involving more than Five Thousand (US$5,000.00) Dollars; (f) the Corporation has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans or acquisitions) involving more than Five Thousand (US$5,000.00) Dollars;
         (g) the Corporation has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than Five Thousand ($5,000.00) Dollars singly or Ten Thousand (US$10,000.00) Dollars in the aggregate; (h) the Corporation has not delayed or postponed the payment of accounts payable or other liabilities outside the ordinary course of business;
         (i) the Corporation has not cancelled, compromised, waived or released any right or claim (or series of related rights to claims) either involving more than Five Thousand (US$5,000.00) Dollars or outside the ordinary course of business; (j) there has been no change made or authorized in the charter, certificate of incorporation, by-laws or other organizational documents of the Corporation; (k) the Corporation has not issued, sold or otherwise disposed of, any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock; (l) the Corporation has not redeemed, purchased or otherwise acquired any of its capital stock; (m) the Corporation has not experienced any damage, destruction or loss (whether or not covered by insurance) to its properties; (n) the Corporation has not made any loan to, or entered into any other transaction with, any of its directors, officers or employees; (o) the Corporation has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement; (p) the Corporation has not granted any increase in the base compensation of any of its directors, officers or employees; (q) the Corporation has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other employee benefit plan); (r) the Corporation has not made any other change in employment terms for any of its directors, officers or employees; (s) the Corporation has not made or pledged to make any charitable or other capital contribution outside the ordinary course of business; (t) there has not been any other occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business involving the Corporation; (u) the Corporation has not committed to any of the foregoing; and (v) there has not been an occurrence, event, incident, action, failure to act or other transaction which has or may have an adverse effect on the Corporation not heretofore disclosed to Purchaser.

         (xiii) Undisclosed Liabilities. The Corporation has no liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due), and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Corporation giving rise to any material liability except for (a) liabilities set forth on the balance sheet contained within the Most Recent Financial Statements, and (b) liabilities which have arisen after the Most Recent Fiscal Month End in the ordinary course of business (none of which adversely affect the financial condition or operation of the Corporation or results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law). As used herein, "material liability" means liability or liabilities in an amount equal to or exceeding US$10,000.00 in the aggregate. All liabilities of the Corporation, whether disclosed or undisclosed, "material" or non-material, shall be paid and discharged by Seller at or prior to the Closing, except the indebtedness evidenced by the Note.

         (xiv) Legal Compliance. Each of the Corporation and, to the best of Seller's knowledge, its predecessors has complied with all applicable laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges of all Mexican and other governments (and all agencies and political subdivisions thereof including the Town and City of Mexicali) relating to it, its assets and properties and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure so to comply.

         (xv) Tax Matters. (a) The Corporation has filed all returns, declarations, reports, information returns or statements ("Tax Returns") relating to any Mexican or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated and/or other tax of every kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not (collectively, "Taxes") that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Corporation (whether or not shown on any Tax Return) have been paid. The Corporation is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Corporation does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens, charges or encumbrances on any of the assets of the Corporation that arose in connection with any failure (or alleged failure) to pay any

         Taxes; (b) the Corporation has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (c) neither Seller nor Hrudka or a director or officer (or employee responsible for Tax matters) of the Corporation expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any liability for Taxes of the Corporation either claimed or raised by any authority in writing or as to which any of Seller and Hrudka, the directors and officers (and employees responsible for Tax matters) of the Corporation has knowledge based upon personal contact with any agent of such authority. None of the Corporation's Tax Returns has been audited and none are currently the subject of audit. Seller has delivered to Purchaser correct and complete copies of all Tax Returns;
         (d) the Corporation has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (e) the unpaid Taxes of the Corporation
         (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet in the Most Recent Financial Statements (rather than in any notes thereto), and (B) do not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Corporation in filing its Tax Returns; and (f) if the amount referred to in subparagraph (e) above as having been set aside for the Corporation's Taxes for the fiscal year or period ended before the Closing is found to be insufficient, Seller shall pay Purchaser the amount of such deficiency. If at any time hereafter, by reason of any examination or audit made by the Mexican or other governments, any additional Taxes or assessments, with interest or penalties (other than those now set forth in the reserve account), are levied or assessed against the Corporation for the fiscal year or period ended before the Closing, Seller shall forthwith pay such amounts to Purchaser. If the Mexican or any other government makes or asserts any claim for additional Taxes or assessments against the Corporation for any fiscal year or period ended before the Closing, Seller may employ Seller's own counsel to contest such claims, and to litigate such claims at Seller's expense. In such case, however, Seller shall indemnify the Corporation and Purchaser against any damage resulting from the failure to pay such claims while such litigation is pending, and shall pay or discharge such assessment or assessments, with interest and penalties, as finally fixed and determined.
         (xvi) Contracts. The Disclosure Schedule lists the following contracts and other agreements to which the Corporation is a party: (a) any agreement (or group of related agreements) for the lease of personal property to or from any person or entity; (b) any agreement concerning a partnership or joint venture; (c) any agreement for the purchase or sale of supplies, products, goods, materials, commodities or other personal property or for the receipt of labor or services, including the management of the Corporation's real property, the performance of which will or may extend over a period of more than one year or involve consideration in excess of Five Thousand (US$5,000.00) Dollars; (d) any agreement (or group of related agreements) under which the Corporation has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Charge on any of its assets, tangible or intangible; (e) any agreement concerning confidentiality or non-competition; (f) any agreement with either Seller or Hrudka; (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers, and employees; (h) any collective bargaining agreement; (i) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis; (j) any agreement under which it has advanced or loaned any amount to any of its directors, officers or employees; (k) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations or future prospects of the Corporation; and (l) any other agreement (or group of related agreements) the performance of which involves consideration in excess of Five Thousand (US$5,000.00) Dollars. Seller has delivered to Purchaser a correct and complete copy of each written agreement listed in the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transaction contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement, and the Corporation has fully performed and observed all terms and provisions of each agreement, and
         (D) no party has repudiated any provision of the agreement. There will be no commitments, agreements or contracts outstanding as of the Closing except as set forth in the Disclosure Schedule.

         (xvii) Notes and Accounts Receivable. All notes and accounts receivable of the Corporation, including the Note, are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the balance sheet of the Most Recent Financial Statement as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Corporation.

         (xviii) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Corporation.

         (xix) Insurance. The Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and worker's compensation coverage and bond and surety arrangements) to which the Corporation has been a party, a named insured or otherwise the beneficiary of coverage at any time within the past ten (10) years: (a) the name, address, and telephone number of the agent; (b) the name of the insurer, the name of the policyholder, and the name of each covered insured; (c) the policy number and the period of coverage; (d) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (e) a description of any retroactive premium adjustments or other loss-sharing arrangements. With respect to each such insurance policy: (A) the policy is, or during the life of such policy was, legal, valid, binding, enforceable and in full force and effect; (B) the policy, to the extent currently in effect, will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transaction contemplated hereby; (C) neither the Corporation nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy; and (D) no party to the policy has repudiated any provision thereof. The
         Corporation has been covered during the past ten (10) years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period. The Disclosure Schedule describes any self-insurance arrangements affecting the Corporation.

         In the event of damage to or destruction of the properties, appurtenances or personal property of the Corporation prior to the Closing, Seller shall make good such damage at Seller's expense and if such damage is insured against, Seller shall be entitled to reimbursement for such expense out of the net amount of insurance proceeds. Seller shall not take or permit any action, or omit to take any action, which would or might cause any existing policies to lapse or be invalidated or the rights of the Corporation thereunder to be impaired.

         (xx) Litigation. No suit, proceeding or litigation is pending or threatened against or relating to the Corporation or its properties, assets or business. The Corporation is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, and is not a party or threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any Mexican or other jurisdiction or before any arbitrator. None of the Seller, Hrudka, the directors or officers (or employees with responsibility for litigation matters) of the Corporation knows, or has reasonable grounds to know, of any basis for any such action, suit, proceeding, hearing or investigation or has any reason to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened against the Corporation.

         (xxi) Employees. The Disclosure Schedule lists all persons employed by the Corporation, their respective title, job description and annual salary. There is no contract of employment with any officer, director or employee of the Corporation which is not terminable at will. The Corporation is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Corporation has not committed any unfair labor practice. None of the Seller, Hrudka, the directors or officers (or employees with responsibility for employment matters) of the Corporation has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Corporation.

         (xxii) Employee Benefits. The Disclosure Schedule lists each employee benefit plan that the Corporation maintains or to which the Corporation contributes. Each such plan (and each related trust, insurance contract or fund) complies in form and in operation in all respects with the requirements of applicable laws and regulations and orders.

         (xxiii) Guaranties. The Corporation is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other individual, partnership, corporation, association, trust, unincorporated organization or other entity.

         (xxiv) Environment, Health and Safety. To the extent applicable to the Corporation and its assets and to the best of Seller's knowledge, its predecessors, have complied with all Environmental, Health and Safety Laws as hereinafter defined, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Corporation and, to the best of Seller's knowledge, its predecessors, has obtained and been in compliance with all of the terms and conditions of all permits, licenses and other authorizations which are required under applicable Mexican federal, state and municipal environmental and occupational safety and health laws, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health and Safety Laws. For purposes hereof, "Environmental, Health and Safety Laws" include all laws, statutes, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges of the country of Mexico, its political subdivisions, departments, agencies, commissions, regulatory and quasi-governmental bodies, including the Town and City of Mexicali, and to the extent applicable to the Corporation and its assets, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, the Toxic Substances Control Act, the General Law of Ecological Balance and Environmental Protection of 1988, its Regulations in the area of (i) Environmental Impact, (ii) Prevention and Control of Air Pollution,
         (iii) Prevention and Control of Water Pollution and (iv) Hazardous Wastes, the National Waters Law of 1992 and its Regulations, the Regulations on Land Transportation of Hazardous Wastes of 1993, the Law of Ecological Balance and Environmental Protection of the State of Baja California of 1992, and its Regulations in the area of (i) Environmental Impact and (ii) Prevention and Control of Air, Water and Soil Pollution, the General Regulations of Safety and Hygiene in the Workplace of 1978, each as amended, and all other laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges of federal, state, local and foreign governments (and all agencies thereof including, without limitation, the United States Environmental Protection Agency, the Department of

         Environment, Natural Resources and Fisheries, the National Institute of Ecology, the Federal Bureau of Environmental Protection, the General direction of Ecology of the State of Baja California, and the Department of Labor and Social Welfare) to the extent applicable to the Corporation and its assets, concerning pollution or protection of the environment, public health and safety, or employee health and safety including laws relating to (a) emissions, discharges, releases or threatened releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes. The Corporation has no liability, (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due ("Liability") and has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Corporation giving rise to any Liability for damage to any site, location or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual or for any reason under any Environmental, Health and Safety Law. All properties and equipment owned or used in the business of the Corporation and its predecessors are and have been free of all hazardous substances, including, without limitation, asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans and hazardous substances.

         (xxv) Disclosure.  The representations and warranties contained in this
         Article 2 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Article 2 not misleading.

         (xxvi) Books and  Records.  If  Purchaser  or the  Corporation,  or the
         representatives of either, at any time within one year after the Closing, require the aid or assistance of, or consultation with, the Corporation's present accountants in connection with its books, records, tax return and reports or financial transactions before the Closing, Seller shall make available the services of its accountants for such purposes at no cost to Purchaser or the Corporation.

3.       REAL PROPERTY
         -------------

(a) Ownership. The Corporation is, and will be at the Closing, (i) the owner in fee simple of the real property and all buildings and improvements thereon situated in the City of Mexicali, Baja, California, at Calle Villa Hermosa, #1300 y Avenida Navolato Guajardo and more particularly described on Exhibit "C" annexed hereto and made a part hereof (the "Property"), together with all hereditaments and appurtenances thereto, and (ii) the owner of all fixtures, machinery, equipment and articles of personal property attached to or used in connection with the Property ("Personal Property").

(b) Representations and Warranties of Seller. As a material inducement to Purchaser to execute and deliver this Agreement, and to purchase and pay for the Shares and the Note, Seller represents and warrants and, where applicable, covenants, as set forth below. Each of the statements set forth herein are true, accurate and complete as of the date of this Agreement and shall be true, accurate and complete as of the Closing as though made then and as though the date of Closing were substituted for the date of this Agreement:

         (i) The Corporation has good, marketable, indefeasible and valid title to the Personal Property free and clear of all Charges of any nature whatsoever.

         (ii) The Corporation has good, indefeasible, insurable and marketable title to the Property, which title as of Closing will be insured by a duly licensed reputable title company in the amount of Three Million (US$3,000,000.00) Dollars, free and clear of all Charges, including, without limitation, all mortgages, liens, covenants, restrictions, conditions, encumbrances, security interests, underlying or ground leases, easements, encroachments and any other matters affecting title, other than the matters of public record set forth in the Disclosure Schedule (the "Permitted Encumbrances"). The Permitted Encumbrances: are not violated by existing structures or the maintenance and operation thereof or the use of the Property for industrial, manufacturing, warehousing and office purposes, and customary accessory uses; do not interfere with the maintenance, use, occupancy or value of the Property; do not render title unmarketable or uninsurable; and do not require the expenditure of monies or other affirmative acts by the Corporation. In addition, the Property is not burdened by any covenants, restrictions, liens, rights-of-way or easements not of record or utility easements not limited to within fifteen (15) feet of the street line or with any greater privilege than keep lines clear a distance of not more than fifteen (15) feet.

         (iii) There is no mortgage, deed of trust or other lien or security agreement, instrument or interest encumbering the Property.

         (iv) The legal description for the Property contained in the deed thereof describes the Property fully and adequately. All buildings and improvements are located within the boundary lines of the Property and are not in violation of applicable municipal or subdivision regulations, including, without limitation, setback requirements, zoning laws or ordinances. Neither the Property nor the buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications or encroach on any easement which may burden the Property. The Property does not serve any adjoining property for any purpose inconsistent with the use of the Property. To the best of Seller's knowledge, in the construction of all buildings and improvements on the Property, all applicable laws, ordinances, rules and regulations (including all applicable zoning laws, ordinances and regulations) of all federal, local and foreign governmental and quasi-governmental authorities having jurisdiction of the Property, including, without limitation, the country of Mexico and its political subdivisions, including the Town and City of Mexicali, were fully and faithfully complied with. To the best of Seller's knowledge, prior to construction of such buildings, plans therefor and all other requisite data were duly filed with all governmental and quasi-governmental authorities having jurisdiction of the Property including, without limitation, the country of Mexico and its political subdivisions, including the Town and City of Mexicali. Prior to and in the course of the construction of such buildings, all permits needed from any governmental or quasi-governmental authorities including, without limitation, from the country of Mexico and/or its political subdivisions, including the Town and City of Mexicali, were duly issued and procured. Certificates of occupancy were duly issued for each such building, and all of such certificates of occupancy are in full force and effect. The use of the Property for industrial, office, manufacturing and warehouse purposes and all customary accessory uses is currently permitted under the certificate of occupancy for, and all other laws, rules and regulations affecting, the Property. The Property is currently in full compliance with all federal, state, local and foreign laws, rules, ordinances, orders, regulations and requirements applicable to the Property including the laws, rules, ordinances, orders, regulations and requirements of the country of Mexico and its political subdivisions, including the Town and City of Mexicali, all applicable Environmental, Health and Safety Laws (collectively, "Laws") and is free of all hazardous substances. No alterations have been made to the Property which would require an amended certificate of occupancy. No zoning or other ordinance is currently violated by the current use and maintenance of all structures and improvements erected on the Property.

         (v) Seller has not received any notice of any violation of Laws and knows of no facts, circumstances, conditions, bases or grounds for any such violations. There are no actions, suits, claims or proceedings seeking money damages, injunctive relief, remedial action or any other remedy pending or threatened relating to a violation of Laws. Seller, for the benefit of the Corporation, shall comply with all violations of Laws against or affecting the Property, including those issued by the state or municipal departments having authority as to lands, housing, buildings, fire, health and labor conditions, whether noted before or after the Closing, provided the condition existed before the Closing and violated the then existing Laws.

         (vi) No portion of the Property is subject to or affected by any assessment for public improvements, whether or not presently a lien thereon. No notice of pending assessable public improvements issued by any governmental authority has been served upon the Corporation. No notice or order by any governmental or other public authority has been served upon the Corporation or otherwise issued for assessments for public improvements which remain unpaid or which (a) requires the performance of any work or the making of any repairs or alterations on the Property or in the streets bounding thereon or (b) orders the construction, repair or alteration of any public improvements on or about the Property or on the streets bounding thereon which may become a lien on the Property. The real estate taxes for the Property are currently US$____________ per annum.

         (vii) All buildings, improvements, facilities and appurtenances are in good condition. All fixtures, plumbing, air conditioning, sprinkler, heating, electrical and other systems are in good working order and condition. The roof of each building at the Property is free of leaks and in good condition. The basement (if any) of each building at the Property is, and at the time of Closing will be, free of seepage, leakage and/or standing water.

         (viii) No person, firm, corporation or other entity has any legal or equitable rights or interests in or rights to acquire the Property or any part thereof. There are no outstanding options or rights of first refusal to purchase the Property or any part thereof or interest therein.

         (ix) Seller has received no written notice and has no knowledge of (i) any pending or contemplated annexation or condemnation proceedings or private purchase in lieu thereof, affecting or which may affect the Property, or any part thereof, (ii) any proposed or pending proceeding to change or redefine the zoning classification of all or any part of the Property, (iii) any proposed or pending special assessments affecting the Property or any portion thereof, or (iv) any proposed change(s) in any road or grades with respect to the roads providing a means of ingress and egress to the Property.

         (x) No work has been performed or is in progress at, and no materials have been furnished to the Property on behalf of the Corporation which might give rise to mechanic's, materialmen's or other liens against the Property or any portion thereof. If any lien for such work is filed before or after the Closing hereunder, Seller on behalf of the Corporation shall promptly discharge the same at Seller's sole cost and expense.

         (xi) No default, breach or violation exists under any covenants, conditions, restrictions, rights-of-way, easements, obligations, agreements or contracts, if any, affecting or all or any portion of the Property.

         (xii) There is no litigation, at law or in equity, or proceedings before any commission, agency or other administrative authority pending or, to the knowledge of Seller, threatened against or affecting the Property or arising out of or by virtue of the Corporation's ownership of the Property. There is no pending, and Seller has no notice of any threatened, judicial, municipal or administrative proceedings affecting the Property or in which the Corporation is or may be a party by reason of the ownership of the Property or any portion thereof. There are no outstanding decrees, orders, awards or specific administrative determinations relating to the Corporation or any part of the Property or any other matters adversely affecting the current use, occupancy or value thereof.

         (xiii) All facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable Laws.

         (xiv) There are no parties in possession of the Property, other than tenants under leases disclosed in the Disclosure Schedule, all of whom are in possession of space to which they are entitled.

         (xv) The Property is connected to and supplied as of right by a public water system. The sanitary sewage disposal system and/or septic system is located entirely within the bounds of the Property and such system and all equipment appurtenant thereto are in good working order. All facilities located on the Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are installed and operating and adequate in accordance with all applicable Laws, and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the Property. All installation and connection charges have been fully paid.

         (xvi) The Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the Property, and access to the Property is provided by paved public right-of-way with adequate curb cuts available.

         (xvii) The Property is not located within a "flood plain", "flood way" or "flood hazard area".

         (xviii) Except as set forth in the Disclosure Schedule, no material has been manufactured, stored or disposed of on the Property which material is a hazardous substance, toxic waste or other prohibited or regulated substance under any Environmental Health and Safety Laws. With respect to any such material manufactured, stored or disposed of on the Property as set forth on the Disclosure Schedule, (a) all such material has been removed from the Property and disposed of strictly in accordance with all applicable Environmental Health and Safety Laws,
         (b) any and all remediation work required with respect thereto has been fully and properly completed in accordance therewith, and (c) certification thereof has been duly issued by all applicable regulatory or governmental agencies having jurisdiction of the Property. To the best of Seller's knowledge at no time prior to or during the Corporation's ownership of the Property were hazardous materials or waste disposed of on or about the Property or adjacent thereto; no material or equipment which contain PCBs exists or is installed on the Property; no storage tanks for gasoline, petroleum products or other substance are located either on the Property or underground at the Property; and the Property is not affected by any subsurface encroachment of toxic chemicals or waste.

         (xix) The Corporation has received no notice from any insurer, insurance underwriter, agency or mortgagee requiring performance of any maintenance work with respect to the Property in accordance with the terms of applicable policies or agreements, which work has not been completed and paid for.

         (xx) The Property consists of 272,409 rentable square feet, of which 272,409 is rented pursuant to written leases. The leases annexed hereto and made a part hereof as Exhibit "D" are true, accurate and complete copies of all leases, tenancies and rights of possession and/or occupancy affecting the Property. There are no leases, occupancy agreements or other agreements for the use or occupancy of the Property, except those set forth in the Disclosure Schedule and Exhibit "D". The rents, expiration dates and securities listed therein are true, accurate and complete in all respects. The rents listed are the amounts actually and currently being collected and there are no rents past due. There are no applications, orders, protests or complaints with reference to rents, services or equipment pending with any rental authority or court and there has been no diminution of services and/or equipment. If any of the rentable space becomes vacant between the date of this Agreement and the Closing, the same shall not be relet. The Corporation shall not modify, terminate or amend any lease after the date hereof, without Purchaser's prior written consent. With respect to each lease listed in the Disclosure Schedule: (A) the lease is legal, valid, binding, enforceable and in full force and effect and has not been modified or amended in any respect; (B) the lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transaction contemplated hereby; (C) no party to the lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder; (D) no party to the lease has repudiated any provision thereof; (E) no tenant has been granted any allowance or concession in connection with rents; (F) only those tenants indicated as lease tenants have leases; no written agreements, except such leases, have been entered into with any tenant related to or in connection with their occupancy of the Property; (G) all work provided to be done or equipment to be furnished by the landlord under such leases has been done or furnished; (H) there are no deposits by a tenant as prepayment of rent; (I) there are no disputes, oral agreements or forbearance programs in effect as to the lease; (J) the Corporation has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold; (K) all facilities leased are legally occupied and have received all approvals of governmental authorities (including (i) to the best of Seller's knowledge, licenses and permits and (ii) certificates of occupancy) required in connection with the operation thereof and have been operated and maintained in accordance with all applicable Laws; (L) all facilities leased are supplied with utilities and other services necessary for the operation of said facilities; and (M) there are no claims, counterclaims or offsets by any tenant. Seller shall deliver to Purchaser prior to Closing tenant estoppel letters executed by each of the tenants and subtenants of any portion of the Property in the form annexed hereto and made a part hereof as Exhibit "E" and otherwise acceptable to Purchaser.

(c) Assessments. If at the Closing all or any part of the Property is or has been affected by any one or more assessments which are or may become payable in annual installments of which the first installment is then a charge or lien, or has been paid, for the purpose of this Agreement, all of the unpaid installments of any such assessment, including those that are due and payable after the Closing, shall be deemed to be due and payable and shall be paid and discharged by Seller at the Closing.

4.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
         -----------------------------------------------

The Purchaser hereby represents and warrants that this Agreement has been duly executed and delivered by Purchaser and this Agreement constitutes the valid and legally binding agreement of Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by application of equitable principles.

5.       PRE-CLOSING COVENANTS OF SELLER
         -------------------------------

(a) Undertakings of Seller. Seller covenants and agrees that from and after the date of this Agreement and until the Closing, the Corporation shall not: change, modify or amend its corporate structure or its certificate of incorporation, by-laws or other organizational documents; make any change in the amount of its authorized or issued shares or redeem, purchase or otherwise acquire any of its capital stock; extend the time for payment, modify or otherwise amend the terms of the Note; in any manner sell or encumber the properties or appurtenances owned by it; make any commitment for compensation for services to any of its officers or directors; enter into any transaction, contractual arrangement or obligation, or incur any expenses other than in the ordinary course of business; make or enter into any lease of the Property or terminate, modify or amend any lease thereof; make any agreement of employment or increase compensation payable or paid by the Corporation to any of its employees or agents; default under the Note or any agreement to which the Corporation is a party or in the maintenance of all policies of insurance in effect; default in the filing of any reports or returns due to any Mexican or foreign authority; or engage in any practice or take any action outside of the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency). In addition, Seller shall (i) operate the business of the Corporation only in the normal and ordinary manner consistent with past practice; (ii) operate and manage the Property in the ordinary course of business and in the same manner operated and managed to date and perform such necessary repairs and replacements so that the Property is in the condition required hereunder; (iii) maintain all services in connection with the Property as presently maintained; (iv) not cause or permit any waste or nuisance to or against the Property; (v) pay in full when due and payable all bills and invoices for labor, goods, materials and services of any kind relating to the Property; and (vi) pay when due and payable all installments due under the Note. Seller will cause the Corporation to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, lessees, suppliers, vendors and employees.

(b) Access. Seller shall permit, and cause the Corporation to permit, representatives of Purchaser to have full access to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the Corporation.

(c) Notice. Seller shall give Purchaser prompt written notice of any material adverse development causing a breach of any of the representations, warranties or covenants of Seller herein contained, provided, however, no such disclosure shall be deemed to cure any misrepresentation, breach of warranty or breach of covenant.

(d) Removal of Property. The Corporation covenants and agrees that on or before Closing, it will remove its office files and other personalty from the locked office which adjoins Purchaser's leased premises at the Property.

6.       DELIVERY OF CLOSING DOCUMENTS
         -----------------------------

(a) Delivery by Seller. At the Closing, Seller shall deliver to Purchaser the following:

         (i) certificates representing the Shares, each such certificate to be duly endorsed to Purchaser or accompanied by a separate stock power duly endorsed for transfer, with the signature of Seller guaranteed by an officer of a national bank or duly notarized, and with all revenue stamps necessary to transfer such Shares and the certificates representing such Shares affixed and cancelled;

         (ii) the original Note, duly endorsed to Purchaser with the signature of Seller guaranteed by an officer of a national bank  or  duly  notarized,  together  with  (x)  a  duly  executed  and acknowledged Assignment of Note, with covenant, warranty, representation and full recourse against Seller; and (y) an estoppel letter and certification of the Corporation, signed by an authorized officer thereof, certifying that, or confirming, as the case may be (a) the Note is in full force and effect; (b) the outstanding principal balance of the Indebtedness, accrued interest thereon and the terms of payment thereof; (c) the maturity date of the Note; (d) the Note constitutes the legal, valid and binding indebtedness of the Corporation and is enforceable and due and payable in accordance with its terms; (e) there exists no off-sets, defenses or counterclaims of any nature whatsoever to the liability of the Corporation for the Indebtedness; (f) the interest rate payable under the Note is not in excess of the maximum interest rate which the Corporation is permitted by law to contract or agree to pay; and (g) the Corporation is not in breach or default under the Note, all sums due and owing thereunder have been fully paid and no event has occurred which, with notice or lapse of time, would constitute such a breach or default.

         (iii) the minute books of the Corporation with a complete and accurate record of all meetings and transactions of its shareholders and directors from its inception to the time of Closing;

         (iv) the Corporation's share certificate and share transfer books and seal;

         (v) deed or deeds to the Property, title policy issued by a title insurer acceptable to Purchaser and all other papers relating to title to the Property and all certificates of occupancy for each building owned by the Corporation and any other plans of the Property or the improvements erected thereon in Seller's possessions;

         (vi)  all  original   executed   leases,   together  with  an  estoppel
         certificate of each tenant in the form required pursuant to Article 3 above;

         (vii) all certificates and policies of insurance;

         (viii) copies of all tax returns and reports filed by the Corporation in the seven (7) years preceding the Closing;

         (ix)  all of  the  Corporation's  books,  records,  papers,  documents,
         agreements,   instruments,   invoices,   bills,  vouchers,   bankbooks,
         checkbooks and books of original account and entry;

         (x) the certificate of Seller to the effect that no default exists as to any items warranted by Seller hereunder;

         (xi) an opinion from counsel to Seller in form and substance as set forth in Exhibit "F" annexed hereto and made a part hereof, addressed to Purchaser and dated as of the Closing;

         (xii) written resignations of each officer and director of the Corporation, effective as of the Closing, together with a certificate of the Corporation's resigning secretary, duly certified by the resigning president and each resigning director, certifying that at a meeting of the Corporation's directors, duly called and held and at which a quorum was present, the resignation of each officer and director was accepted and that there were duly elected, in their place as officers and directors, persons designated in writing by Purchaser; and

         (xiii) a general release running in favor of the Corporation from Seller, Hrudka and each director and officer, duly executed and acknowledged in the form annexed hereto and made a part hereof as Exhibit "G" (collectively, "Seller Documents").

(b) Acts of Seller at Closing. On the Closing date, concurrent with the deliveries provided for in subparagraph (a) above, Seller shall do and cause to be done all things necessary and proper to cause the Corporation to elect as new officers and directors the persons designated by Purchaser, and to cause the Corporation to register in the name of and issue to Purchaser, or any persons Purchaser designates, new certificates for the Shares of the Corporation.

(c) Delivery by Purchaser. At the Closing, upon delivery of the Shares and Seller Documents to Purchaser, Purchaser shall deliver to Seller the cash consideration to be paid to Seller in accordance with the provisions of Article 1 above.

(d) Breach and/or Failure to Close. Seller acknowledges that (a) neither the Shares nor the Note are readily marketable, (b) the Shares and the Note are unique, and (c) Seller's failure to close in accordance with the provisions hereof or the breach or inaccuracy of any of the representations, warranties or covenants of Seller made herein, will cause irreparable damage to Purchaser for which remedies at law will not be adequate. Seller hereby consents to a decree of specific performance entitling Purchaser, without limiting Purchaser's other rights or remedies at law, in equity and hereunder, to specifically enforce all of the provisions of this Agreement and all costs and expenses, including attorneys' fees, court costs and disbursements which Purchaser shall incur in connection therewith, shall be paid by Seller to Purchaser forthwith upon demand therefor.

7.       CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS
         --------------------------------------------

Without limiting Seller's remedies under this Agreement, the obligation of Seller to sell the Shares and the Note at the Closing is subject to the following conditions precedent, one or both of which may be waived by Seller, at Seller's sole discretion:

         (i) Each of the representations and warranties of Purchaser contained in Article 4 hereof shall be true and correct in all respects at and as of the time of the Closing with the same effect as though all such representations and warranties were made at and as of the time of the Closing; and

         (ii) Purchaser shall have observed and performed all of the covenants on Purchaser's part to be observed and performed through the Closing.

8.       CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS
         -----------------------------------------------

Without limiting Purchaser's remedies under this Agreement, the obligation of Purchaser to purchase the Shares and the Note at the Closing is subject to the following conditions precedent, one or more of which may be waived by Purchaser, at Purchaser's sole discretion:

         (i) Each of the representations and warranties of Seller contained in Articles 2 and 3 hereof shall be true and correct in all respects at and as of the time of the Closing with the same effect as though all such representations and warranties were made at and as of the time of the Closing;

         (ii) Seller shall have observed and performed all of the covenants on Seller's part to be observed and performed through the Closing;

         (iii) No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would or might (A) prevent consummation of the transactions contemplated by this Agreement, (B) cause the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Purchaser to own the Shares or the Note or to collect all payments due thereunder and to control the Corporation, or
         (D) affect adversely the right of the Corporation to own its assets and to operate its businesses and no such injunction, judgment, order, decree, ruling or charge shall be in effect;

         (iv) Purchaser shall have obtained on terms and conditions satisfactory to Purchaser all of the financing Purchaser needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Corporation;

         (v)  All  actions  to  be  taken  by  Seller  in  connection  with  the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be in form and substance reasonably satisfactory to Purchaser;

         (vi) The physical condition of the Property and the buildings and improvements erected thereon, including, without limitation, all structural components, roofs, systems, equipment, facilities, utilities and appurtenances thereof, shall be satisfactory to Purchaser and no unrestored loss or damage by fire or other casualty or by eminent domain or condemnation proceedings shall have occurred to all or any portion of the Property. Purchaser shall be satisfied with the terms, covenants and conditions of all leases;

         (vii) A current title report of the Property issued by a title insurer acceptable to Purchaser shall indicate that title to the Property is as represented by Seller hereunder and title to the Property shall be reinsured in such amount as Purchaser reasonably determines to be the fair market value of the Property under a policy of title insurance which shall (a) insure title to the Property and all recorded easements benefitting the Property to be in the Corporation, subject only to the Permitted Encumbrances, (b) contain an extended coverage endorsement and ALTA zoning endorsement (or equivalent); (c) contain an endorsement insuring that the Property is the same real estate as shown on the survey delivered with respect to the Property; (d) contain an endorsement insuring that each street adjacent to the Property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the Property; (e) at Purchaser's expense, contain an inflation endorsement providing for annual adjustments in the amount of coverage corresponding to the annual percentage increase, if any, in the United States Department of Commerce Composite Construction Cost Index (Base Year = 95); (f) if the Property consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another; and (g) contain a "non-imputation" endorsement to the effect that title defects known to the officers, directors and stockholders of the owner prior to the Closing shall not be deemed "facts known to the insured" for purposes of the policy. Any survey of the Property shall not disclose any survey defect or encroachment from or onto the Property which has not been cured or insured over prior to Closing; and

         (ix) All of the Corporation's debts, contractual arrangements and liabilities, other than the indebtedness evidenced by the Note, shall have been paid, extinguished and satisfied, as the case may be, prior to or concurrently with the Closing.

9.       POST-CLOSING COVENANTS
         ----------------------

(a) Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, Seller and Purchaser shall each take such further action, and Seller shall cause Hrudka to take such further action (including the execution and delivery of such further instruments and documents), as the other reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor hereunder).

(b) Non-Intervention. Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, lessee, licensor, vendor, customer, supplier or other business associates of the Corporation from maintaining the same business relationships with the Corporation after the Closing as it maintained with the Corporation prior to the Closing. Seller will refer all inquiries relating to the businesses or properties of the Corporation to Purchaser from and after the Closing.

(c) Confidential Information. Seller shall treat and hold as such all Confidential Information as hereinafter defined, refrain from using any Confidential Information except in connection with this Agreement, and deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of Confidential Information which are in his or its possession. In the event that either Seller or Hrudka is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section. As used herein, "Confidential Information" includes any information concerning the business, properties or affairs of the Corporation that is not already generally available to the public.

10.      REMEDIES FOR BREACH OF THIS AGREEMENT
         -------------------------------------

As a material inducement to Purchaser to execute and deliver this Agreement and to purchase the Shares and the Note, Seller hereby agrees that:

         (i) All of the warranties, representations, covenants and agreements made by Seller herein shall be deemed continuing warranties, representations, covenants and agreements which shall forever survive the Closing and the execution and delivery of all instruments and documents, notwithstanding any investigation at any time made by or on behalf of Purchaser or that Purchaser had reason to know of any misrepresentation or breach of warranty at the time of Closing.

         (ii) Without limiting any of Purchaser's other rights or remedies including, without limitation, the right of specific performance, Seller hereby agrees to and shall indemnify and hold Purchaser and the Corporation, or both, as the case may be, harmless from and against any and all losses, liabilities, obligations, demands, damages, actions, causes of action, fines, deficiencies, penalties, taxes, suits, proceedings, liens, hearings, investigations, charges, claims, injunctions, judgments, orders, decrees, rulings, costs and expenses (including, without limitation, attorneys' fees, court costs and disbursements) (collectively, "Claims") resulting from, arising out of, relating to or in connection with (A) any misrepresentation, omission, breach of warranty or nonfulfillment of any covenant or agreement by Seller under or relating to this Agreement; (B) the unenforceability or invalidity of the Note or the rate of interest payable thereunder; (C) any Taxes or assessments imposed upon the Corporation other than as reflected on its Tax Returns previously filed; (D) each Liability of the Corporation (other than the Note) of any nature existing on or before Closing, (E) all liabilities of or claims against the Corporation arising out of the conduct of its business between the date of this Agreement and the Closing date; and (F) all liabilities of or claims against the Corporation arising out of any suits, claims, demands, obligations, debts, liabilities, contract commitments or other matters. The provisions hereof shall survive the Closing and the delivery and acceptance of the Note and the Shares.

         (iii) If any third party shall notify Purchaser with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against Seller, then Purchaser shall promptly notify Seller thereof in writing; provided, however, that no delay on the part of Purchaser in notifying Seller shall relieve Seller from any obligation hereunder unless (and then solely to the extent) Seller is prejudiced thereby. Seller shall have the right to defend Purchaser against the Third Party Claim with counsel of its choice satisfactory to Purchaser so long as (A) Seller notifies Purchaser in writing within fifteen (15) days after Purchaser has given notice of the Third Party Claim that Seller will indemnify Purchaser from and against any liability Purchaser may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) Seller provides Purchaser with evidence acceptable to Purchaser that Seller will have the financial resources to defend against the Third Party Claim and fulfill it indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not adverse to the continuing business interests of Purchaser, and (E) Seller conducts the defense of the Third Party Claim actively and diligently. So long as Seller is conducting the defense of the Third Party Claim in accordance with the provisions hereof, (i) Purchaser may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) Purchaser will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Seller, and (iii) Seller will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Purchaser. However, unless Seller fully complies with the provisions hereof, Purchaser may defend against and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner Purchaser may deem appropriate (and Purchaser need not consult with, or obtain any consent from Seller in connection therewith); Seller shall reimburse Purchaser promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees, court costs and disbursements); and Seller shall remain responsible for any liability Purchaser may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided herein. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, contractual or common law remedy Purchaser may have for Seller's breach of representation, warranty or covenant.

11.      MISCELLANEOUS PROVISIONS
         ------------------------

(a)
Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be sent by United States registered or certified mail, postage prepaid, return receipt requested, by personal delivery, receipt requested, or facsimile transmission with a confirmation copy delivered on the next business day by recognized overnight courier service addressed as set forth below or to such other person or persons at such address or addresses as may be designated by written notice hereunder. Notices shall be deemed to be given three (3) business days after mailing in any post office or branch post office regularly maintained by the United States government, on the date personal delivery or facsimile transmission is effected, as the case may be:

         (1)  If to Seller:                     Performance Industries, Inc.
                                                2425 East Camelback Road
                                                Suite 620
                                                Phoenix, Arizona 85016
                                                Attention: Mr. Ed Fochtman, Jr.
                                                Facsimile No.: (602) 912-0480

         with a copy to:                        Industrial Brokerage, Inc.
                                                2425 East Camelback Road
                                                Suite 960
                                                Phoenix, Az 85016
                                                Attention: Mr. Jonathan Tratt
                                                Facsimile No.: (602) 468-1808

         (2)  If to Purchaser:                  Markwood, LLC
                                                35 Engel Street
                                                Hicksville, New York  11801
                                                Facsimile No.:  (516) 435-8980

         with a copy to:                        Barry H. Mandel, Esq.
                                                Mandel and Resnik, P.C.
                                                220 East 42nd Street
                                                New York, New York  10017
                                                Facsimile Number: (212) 573-0067

(b) Entire Agreement. This Agreement and any documents referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated herein, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

(c) Further Action. At any time and from time to time, whether prior or subsequent to the Closing, each of the parties hereto, at its or his own expense, shall take such actions and execute and deliver such documents as may be necessary or reasonably requested by the other party hereto to carry out, consummate and effectuate the transactions contemplated in this Agreement.

(d) Expenses. Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated herein, including, without limitation, the fees and expenses of such party's respective legal counsel.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Country of Mexico applicable in the case of agreements made and to be entirely performed within such Country.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(g) Captions. The Article and Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(h) Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

(i) Waiver. No waiver of any of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, whether of similar or different nature, unless expressly so stated in writing.

(j) Assignment. Seller shall not assign this Agreement without the prior written consent of Purchaser, which consent may be withheld for any reason.

(k) Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

In witness whereof, this Agreement has been duly executed by the parties hereto as of the date first above written.

                                        Seller:

                                        Performance Industries, Inc.


                                        By:____________________
                                        Its:___________________


                                        -----------------------
                                        Joe Hrudka

                                        Purchaser:

                                        Markwood LLC


                                        By:_______________________
                                        Its: Member

                       SCHEDULE OF EXHIBITS AND SCHEDULES
                       ----------------------------------



       Exhibit A                                  Form of Escrow Agreement

       Exhibit B                                  Financial Statements

       Exhibit C                                  Property Description

       Exhibit D                                  Leases

       Exhibit E                                  Form of Estoppel Letter

       Exhibit F                                  Form of Opinion Letter

       Exhibit G                                  Form of General Release

       Schedule A                                 Disclosure Schedule

                             Mandel and Resnik, P.C.
                                Counselors at Law
                              220 East 42nd Street
                            New York, New York 10017
richard m. resnik                (212) 573-0000                  marvin sussman
barry h. mandel                                                  david f. yahner
robert w. freiman                                                    counsel
elizabeth d. schrero+
nicholas j. kaiser
     ----                                                             ----

andrew e. hazen
jerry a. montag*
lorrie b. franco                                                     facsimile
valerie pulver                                                     (212)573-0067
edward m. shapiro*                                                 (212)573-0012
scott a. mautner~
david a. nadel+                                          writer's direct number:
frederick c. horwood

*also admitted in new jersey
+also admitted in massachusetts                                    (212)573-0093
~also admitted in connecticut
                                                       March 20, 1997
VIA FACSIMILE (602) 468-1808
AND VIA FEDERAL EXPRESS
-----------------------

Mr. Jonathan Tratt
Industrial Brokerage, Inc.
2425 East Camelback Road
Suite 950
Phoenix, Arizona   85016

                  Re:      Markwood LLC with PerformanceiIndustries, Inc.
                           ----------------------------------------------

Dear Jonathan:

Thank you for your voice mail message of April 16, 1996. As you requested,iincorderbto:properly document the contract amendment which Performance Industries, Inc. ("PI") has proposed and which is acceptable to Markwood LLC ("Markwood"), it is necessary to amend Section 1(c) of the Stock Purchase Agreement dated as of February 15, 1996 between PI and Markwood. Therefore, Section 1(c) of the Stock Purchase Agreement is hereby deemed deleted and replaced in its entirety by the following:

"(c) Closing. Subject to the provisions hereinafter set forth, the closing ("Closing") of the transaction contemplated by this Agreement shall take place at the offices of Seller or such other location agreed upon by the parties hereto, commencing at 10:00 a.m. on May 15, 1996 (the "Closing Date"), subject to the satisfaction or waiver of all conditions precedent to the obligations of the parties to consummate the Closing. At the Closing, Seller and Purchaser shall each deliver to the other all of the documentation required to be delivered by such party as set forth in Article 6 below. Notwithstanding anything to the contrary herein contained, if (a) Seller shall have satisfied all of the conditions precedent to Closing required to be satisfied by Seller on or before the Closing Date and is ready, willing and able to consummate the transaction contemplated hereby in accordance with all of the terms and conditions herein set forth and (b) Purchaser shall elect for any reason not to close on such

Mandel and Resnik, P.C.

Industrial Brokerage, Inc.
March 20, 1997
Page -2-


date,  then  Purchaser  shall be  entitled to adjourn the Closing up to July 15,
1996. In such event, Purchaser shall pay to Seller the sum of Two Hundred (US$200.00) Dollars per day (the "Extension Fee") for each day beyond June 15, 1996 that Purchaser postpones the Closing. At any time after the Closing Date up to and including July 15, 1996, Purchaser shall have the right to either consummate the transaction subject to and in accordance with the terms and conditions hereof or to terminate this Agreement, in which event Seller shall forthwith return to Purchaser the Deposit, plus accrued interest thereon, less the Extension Fee, if any, due from Purchaser to Seller pursuant to the provisions of this subparagraph, and upon such refund being made, this Agreement shall terminate, be null and void and of no further force or effect and neither party shall have any further obligations or liabilities hereunder. Notwithstanding anything to the contrary herein contained, if (a) Seller shall have satisfied all of the conditions precedent to Closing required to be satisfied by Seller on or before July 15, 1996 and is ready, willing and able to consummate the transaction contemplated hereby in accordance with all of the terms and conditions herein set forth, (b) Purchaser has elected to adjourn the Closing up to July 15, 1996 as provided above and (c) Purchaser shall elect for any reason not to close on or before July 15, 1996, then Purchaser shall be entitled to adjourn the Closing up to August 31, 1996 (the "Extended Closing Date"). At any time after July 15, 1996 up to and including the Extended Closing Date, Purchaser shall have the right to either consummate the transaction subject to and in accordance with the terms and conditions hereof or to terminate this Agreement, in which event Seller may retain the Deposit and the Deposit shall be deemed liquidated damages and this Agreement shall terminate, be null and void and of no further force or effect and neither party shall have any further obligations or liabilities hereunder."

Please confirm PI's acceptance of the foregoing amendment to the Stock Purchase Agreement by having an authorized representative of PI execute a copy of this letter under the caption "Accepted and Agreed to:" and return a copy of the executed letter to me by facsimile and the original by overnight delivery.

Following countersignature of this letter by Markwood, we will prepare revised pages for insertion into the Stock Purchase Agreement.

Mandel and Resnik, P.C.

Industrial Brokerage, Inc.
March 20, 1997
Page -2-



We are looking forward to a prompt closing of this matter.

                                        Sincerely,



                                        Nicholas J. Kaiser
NJK/sdw
cc:      Mr. Robert Cassalia
         Mr. Nourollah Elghanayan
         Mr. Mehdi Gabayzadeh
         Barry H. Mandel, Esq.



ACCEPTED and AGREED TO:

PERFORMANCE INDUSTRIES, INC.:


By:___________________________


MARKWOOD LLC



By:__________________________

                                  Markwood LLC
                               135 Engineers Road
                            Hauppauge, New York 11788


                                                                   July 15, 1996



Mr. Jonathan Tratt
Industrial Brokerage, Inc.
2425 East Camelback Road
Suite 950
Phoenix, Arizona  85016

                  Re:  Markwood LLC
                         -with-
                       Performance Industries, Inc.
                       ----------------------------

Dear Jonathan:

Reference is made to that certain Stock Purchase Agreement dated February 15, 1996, between Performance Industries, Inc. ("PI") and Markwood LLC ("Markwood"), as amended by that certain letter agreement dated April 18, 1996 (the Stock Purchase Agreement and letter agreement are hereinafter collectively referred to as the
"Agreement").

The parties desire to further amend the Agreement, effective as of the date hereof, by making certain modifications to the Agreement, all on the terms and conditions hereinafter set forth.

1. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Agreement.

2. Section 1(b) of the Agreement is hereby amended by the deletion of the language after "The Purchase Price shall be payable as follows:" and the following shall be inserted in its place:

                  (i) the sum of One Million (US$1,000,000.00) Dollars by wire transfer pursuant to the directions provided by Seller at Closing, adjusted as of the Closing Date (as hereinafter defined) pursuant to Section 1(d) below, said One Million (US$1,000,000.00) Dollars consisting of (x) the sum of One Hundred Thousand (US$100,000.00) Dollars (the "Deposit") on the signing of this letter amendment by wire transfer from the attorney escrow account of Mandel and Resnik, P.C., which sum is being held pursuant to that certain escrow agreement dated February 15, 1996 among Purchaser, Seller and Mandel and Resnik, P.C., receipt of which is hereby acknowledged; and (y) the sum of

                  Nine Hundred Thousand (US$900,000.00) Dollars, receipt of which is hereby acknowledged; and (ii) at the consummation of the Closing in accordance with all of the terms and conditions herein, the balance of the Purchase Price evidenced by a duly executed promissory note in the principal amount of Two Million (US$2,000,000.00) Dollars, made by Purchaser payable to the order of Seller in the form annexed hereto and made a part hereof as Exhibit "A", together with interest thereon at the rate of Ten (10%) percent per annum, payable in eighteen
                  (18) equal consecutive monthly installments of principal and interest, commencing August 15, 1996, and on the fifteenth day of each month thereafter.

3. Section 1(c) of the Agreement is hereby deleted in its entirety and the following is inserted as Section 1(c):

                  The closing ("Closing") of the transaction contemplated by this Agreement shall take place at the offices of Seller or such other location agreed upon by the parties hereto, commencing at 10:00 a.m. on July 15, 1996 (the "Closing Date"). At the Closing, Seller and Purchaser shall each deliver to the other all of the documentation required to be delivered by such party as set forth in Article 6 below. If Seller shall have satisfied all of the conditions precedent to Closing required to be satisfied by Seller on or before the Closing Date and is ready, willing and able to consummate the transaction contemplated hereby in accordance with the terms and provisions hereof, and in the event the Closing should not occur as a result of a failure of Purchaser to perform its obligations hereunder, then the Deposit shall be paid over to the Seller and the Deposit shall be deemed liquidated damages and this Agreement shall terminate, be null and void and of no further force or effect and neither party shall have any further obligations or liabilities hereunder. Otherwise, should the Closing not occur, the Deposit shall be paid over to Purchaser.

4. Simultaneously with the execution hereof, Seller shall cause Fabricaciones Metalicas Mexicanas S.A. (the "Corporation") to execute and deliver to Purchaser the Lease Modification Agreement annexed hereto and made a part hereof as Exhibit "B", and Seller shall cause the Corporation to give proper legal notice to Tecnologias Internacionales de Manufactura, S.A. de C.V. ("NASSCO") to vacate, quit and surrender that certain approximately 100,000 square feet of outside space that NASSCO is presently leasing from the Corporation pursuant to that certain lease dated July 1, 1995, between NASSCO and the Corporation.

5. Seller acknowledges that it has not satisfied all of the conditions precedent to Closing that are required to be satisfied by it on or before the Closing Date in accordance with the terms and provisions of the Agreement. Seller agrees that Purchaser's willingness to consummate the Closing as of the Closing Date shall not be deemed a waiver by Purchaser of Seller's obligation to satisfy said conditions precedent. Seller hereby undertakes to prepare, execute and deliver to Purchaser such documents, take such actions and expend such monies which are necessary in order to satisfy the conditions precedent pursuant to the Agreement and all of Seller's closing delivery obligations pursuant to Section 6(a) of the Agreement within thirty (30) days from the date hereof, including without limitation satisfaction of all of the items set forth in the letters of Baker & McKenzie dated February 23, 1996, March 29, 1996 and April 11, 1996 which are annexed hereto and made a part hereof as Exhibit "C". Seller further agrees to execute and deliver within three (3) business days of Seller's receipt thereof any documents requested by Purchaser from time to time in order to satisfy Seller's obligations pursuant to this paragraph. All adjustments shall be made as of the Closing Date. If the amount of any adjustment item is not able to be ascertained on the Closing Date, it shall be apportioned on a basis which is agreed to by Buyer and Seller, subject to apportionment following the Closing.

6. It is agreed and understood that neither Purchaser nor the Corporation shall sell, transfer, hypothecate nor otherwise dispose of any material assets of the Corporation while monies are owed to Seller from Purchaser under the Agreement.

7. Except as otherwise set forth in this letter amendment, all of the terms and provisions of the Agreement and related documents shall remain unmodified and in full force and effect.

8. No waiver of any of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, whether of similar or different nature, unless so expressly stated in writing.

9. This letter amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall constitute but one and the same instrument.


Please confirm PI's  acceptance of the foregoing  amendments to the

Agreement by having an authorized representative of PI execute a copy of this letter under the caption "Accepted and Agreed to:" and return a copy of the executed letter to me by facsimile and the original by overnight delivery.


We are looking forward to a prompt closing of this matter.

                                        Sincerely,

                                        Markwood LLC


                                        By:____________________________
                                           Mehdi Gabayzadeh


NJK/sm

ACCEPTED and AGREED TO:

PERFORMANCE INDUSTRIES, INC.



By:___________________________

                            DEPOSIT ESCROW AGREEMENT
                            ------------------------


Agreement dated as of February __, 1996, by and among Performance Industries, Inc. ("Performance"), with an address at 2425 East Camelback Road, Suite 620, Phoenix, Arizona 85016 (Performance may hereinafter be referred to as "Seller") and Markwood LLC with an address at 35 Engle Street, Hicksville, New York 11801 ("Purchaser") (Seller and Purchaser may hereinafter be jointly referred to as "Principal Parties") and Mandel and Resnik, P.C. ("Escrow Agent"), with offices at 220 East 42nd Street, New York, New York 10017.


                              W I T N E S S E T H:
                              - - - - - - - - - -

Whereas, the Principal Parties have entered into an agreement dated even date herewith ("Stock Purchase Agreement") for the sale by Seller to Purchaser of (i) all of the issued and outstanding capital stock of Fabricaciones Metalicas Mexicanas, S.A., a corporation formed under the laws of Mexico and (ii) all of Seller's right, title and interest, as payee and obligee, in and to that certain promissory note, dated ______________, evidencing the indebtedness of the Corporation to Seller in the principal amount of US$2.1 million, together with interest thereon, subject to and in accordance with the terms and provisions of the Stock Purchase Agreement;

Whereas, Purchaser has paid the sum of One Hundred Thousand (US$100,000.00) Dollars as a contract deposit pursuant to the Stock Purchase Agreement; and

Whereas, the Principal Parties desire that Escrow Agent hold such contract deposit ("Escrow Fund") in trust pursuant to the terms of this agreement and Escrow Agent is willing to so hold the Escrow Fund subject to the terms and conditions hereinafter set forth.

Now, therefore, the parties hereto agree as follows:

1. The Principal Parties hereby jointly and severally designate Escrow Agent to receive, hold and deliver the Escrow Fund and Escrow Agent hereby accepts such designation, on the terms and conditions set forth in this agreement.

2. Upon the execution of this agreement, Purchaser has delivered to Escrow Agent a check, subject to collection, payable to the order of Escrow Agent, as attorneys, in the amount of $100,000.00, representing the Escrow Fund. Escrow Agent shall deposit the Escrow Fund in a federally insured interest bearing account. All interest or income earned in respect of the Escrow Fund shall accrue and be paid to such party entitled to payment or refund of the Escrow Fund pursuant to the terms of this agreement. Such interest or income shall be paid by Escrow Agent when the aforementioned payment or refund is made.

3. If the transactions close pursuant to and in accordance with the provisions of the Stock Purchase Agreement, Escrow Agent is authorized, empowered and directed to deliver the Escrow Fund to Seller. If the transactions fail to close pursuant to and in accordance with the provisions of the Stock Purchase Agreement for any reason whatsoever, Escrow Agent is authorized, empowered and directed to deliver the Escrow Fund to Purchaser, less an amount equal to the Extension Fee which may be due from Purchaser to Seller pursuant to the provisions of the Stock Purchase Agreement. In that event, Escrow Agent is hereby authorized, empowered and directed to deduct from the Escrow Fund and deliver to Seller an amount equal to the Extension Fee due from Purchaser to Seller.

4. Escrow Agent is hereby expressly authorized and directed by the Principal Parties to comply with any and all orders, judgments or decrees relating to this transaction, and if Escrow Agent obeys or complies with any such order, judgment or decree it shall not be liable to the Principal Parties or to any other person by reason of such compliance, notwithstanding that any such order, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated, or found to have been entered without jurisdiction.

5. In consideration of the acceptance of this agreement by Escrow Agent, the Principal Parties hereby agree, jointly and severally, to indemnify and hold Escrow Agent harmless as to any liability it may incur to any other person by reason of its having entered into this agreement, or in connection herewith, and to reimburse Escrow Agent for all of its expenses, including, among other things, attorneys' fees (either paid to retained attorneys or in an amount representing the fair value of legal services rendered to itself), incurred in connection herewith otherwise than in connection with the performance of its ministerial duties hereunder.

6. If any disagreement or dispute shall arise between or among any or all of the Principal Parties and/or any other persons resulting in adverse claims or demands being made for all or any portion of the Escrow Fund, whether or not litigation has been instituted, then and in any such event, Escrow Agent may refuse to comply with any claims or demands made on or against it for the Escrow Fund, in which event Escrow Agent shall continue to hold the Escrow Fund until Escrow Agent receives either (i) a written notice or notices signed and acknowledged by both of the Principal Parties directing the actions to be taken with respect to the Escrow Fund or (ii) as set forth in paragraph 4 above, an order, judgment or decree entered in an action, suit or proceeding in which both of the Principal Parties are parties, directing the actions to be taken with respect to the Escrow

Fund, in either of which events Escrow Agent shall then take such actions in accordance with such direction. Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with any such claims and demands unless and until it has received such direction. Upon compliance with such direction, Escrow Agent shall be released of and from all liability hereunder.

7. Without limiting the foregoing, Escrow Agent shall have the following additional rights in the circumstances described in the immediately preceding paragraph 6: (a) if Escrow Agent shall have received a notice signed by either of the Principal Parties advising that a litigation between the Principal Parties over the actions to be taken with respect to the Escrow Fund has been commenced, Escrow Agent may, on notice to the Principal Parties, deposit the Escrow Fund with the clerk of the Court in which such litigation is pending; or
(b) Escrow Agent may, on notice to the Principal Parties, take such affirmative steps as it may, at its option, elect in order to terminate its duties as Escrow Agent, including, but not limited to, the deposit of the Escrow Fund in its possession with a Court of competent jurisdiction and the commencement of an action for interpleader, the costs of which action shall be borne, jointly and severally, by whichever of the Principal Parties is the losing party. Upon taking the action described in either clause (a) or (b) of the previous sentence, Escrow Agent shall be released of and from all liability hereunder.

8. Escrow Agent shall not be responsible or liable in any manner  whatsoever for
(a) the sufficiency, correctness, genuineness or validity of any document deposited with it, or any notice or demand given to it, or (b) the form of execution of such document, notice or demand, or (c) the identification, authority or rights of any person executing, depositing or giving the same, or
(d) the terms and conditions of any instrument pursuant to which the parties may act.

9. Escrow Agent shall not have any duties or responsibilities except those set forth in this agreement, which the parties agree are ministerial in nature, and Escrow Agent shall not incur any liability: (a) in acting upon any signature, notice, demand, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine, and Escrow Agent may assume that any person purporting to give it any notice on behalf of one or both of the Principal Parties in accordance with the provisions hereof has been duly authorized to do so; or (b) in otherwise acting or failing to act under this agreement except in the case of Escrow Agent's gross negligence or willful default.

10. Escrow Agent shall not be bound by any modification, cancellation or rescission of this agreement unless and until the same is in writing and signed by all of the parties hereto and a duly executed original or counterpart thereof has been received by Escrow Agent. In no event, however, shall any modification of this agreement which shall affect the rights or duties of Escrow Agent be binding on the Escrow Agent unless Escrow Agent shall have given its prior written consent thereto.

11. Notwithstanding the substance of this agreement, Seller agrees that Escrow Agent may represent Purchaser as Purchaser's counsel in connection with any dispute or any action, suit or other proceeding between the Principal Parties.

12. Any notice to or demand upon Escrow Agent shall be sufficient only if in writing and received by Escrow Agent within the applicable time periods set forth herein, if any. Notices to or demands upon Escrow Agent shall be sent to Mandel and Resnik, P.C., 220 East 42nd Street, New York, New York, Attention:
Barry H. Mandel, Esq., by certified mail, return receipt requested or served personally upon the foregoing with receipt acknowledged. Notices and deliveries from Escrow Agent to any party hereto shall be given in accordance with the provisions of paragraph 13 of this agreement.

13. Any notices and other communications required or permitted to be given under this agreement shall be in writing and shall be sent by United States registered or certified mail, postage prepaid, return receipt requested or by personal delivery, receipt requested, or by facsimile with a confirmation copy delivered on the second business day by recognized overnight courier service, to the Principal Parties at their respective addresses set forth above and, in the case of Purchaser, with a copy of each notice sent in like manner to Mandel and Resnik, P.C., 220 East 42nd Street, New York, New York 10017, Attention: Barry
H. Mandel, or at such other address as either party may from time to time designate to the other party by notice given in accordance with the terms of this paragraph. Notices shall be deemed given three (3) business days after mailing in any post office or branch post office regularly maintained by the United States government, or on the date personal delivery or facsimile transmission is effected, as the case may be.

14. No waiver of any of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, whether of similar or different nature, unless expressly so stated in writing.

15. The provisions of this agreement shall extend to, bind and inure to the benefit of each of the parties hereto and its respective heirs, personal representatives, successors and permitted assigns, if any.

16. This agreement and any documents executed in connection herewith may be executed in any number of counterparts and by different parties hereto or thereto in separate counterparts, each of which counterparts when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement or document.

17. This agreement shall be construed without regard to any presumption or other rule requiring construction or interpretation against the party causing this agreement to be drafted.

18. This agreement, including all other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This agreement supersedes all prior agreements and understandings between or among the parties with respect to such subject matter.

19. This agreement may not be orally cancelled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by all the parties to this agreement.

20. If any provision hereof is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

21. If any words or phrases in this agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated had never appeared in this agreement.

22. Regardless of the place of execution or performance hereof, this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws, applicable to agreements made and to be performed entirely within such State. The parties hereby irrevocably consent to (i) the jurisdiction of the courts of the State of New York, subject to venue requirements, and (ii) service of process upon each of the parties hereto by the method prescribed for the giving of notice pursuant to
Section 13 above.

23. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this agreement.

24. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Stock Purchase Agreement.

In witness whereof, the parties hereto have executed this agreement as of the day and year first above written.

                                        Performance Industries, Inc., Seller



                                        By:________________________________


                                        Markwood LLC



                                        By:_________________________________





Escrow Agent:

Mandel and Resnik, P.C.


By:_____________________________